                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       Atlantic Southeast Airlines, Inc.
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                       Atlantic Southeast Airlines, Inc.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [LOGO]

                       ATLANTIC SOUTHEAST AIRLINES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Atlantic Southeast Airlines, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Atlantic Southeast Airlines, Inc. (the "COMPANY") will be held at the offices of The Robinson-Humphrey Company, Inc., Atlanta Financial Center, 3333 Peachtree Road, N.E., Atlanta, Georgia 30326, on Wednesday, May 25, 1994, at 11:00 a.m. Eastern Daylight Savings Time, for the following purposes:

          (1) To fix the number of Directors of the Company at eight (8) and elect eight (8) Directors for the ensuing year; and

          (2) To transact such other business as may properly come before the meeting.

     Holders of the Common Stock of record at the close of business on April 1, 1994, will be entitled to notice of and to vote at the meeting.

     Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage paid reply envelope. This will assist us in preparing for the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          John W. Beiser
                                          Secretary

April 15, 1994
Atlanta, Georgia

                       ATLANTIC SOUTHEAST AIRLINES, INC.
                         100 HARTSFIELD CENTRE PARKWAY
                                   SUITE 800
                          ATLANTA, GEORGIA 30354-1356
                                 (404)766-1400

                            ------------------------

                          ANNUAL SHAREHOLDERS' MEETING
                                  MAY 25, 1994

                            ------------------------

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Atlantic Southeast Airlines, Inc. (the "COMPANY") to be voted at the Annual Meeting of the Shareholders of the Company to be held on May 25, 1994, and any adjournment or adjournments thereof, for the purpose set forth in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be held at the offices of The Robinson-Humphrey Company, Inc., Atlanta Financial Center, 3333 Peachtree Road, N.E., Atlanta, Georgia 30326, on Wednesday, May 25, 1994, at 11:00 a.m. Eastern Daylight Savings Time. This proxy statement and accompanying form of proxy were first sent or given to Shareholders on or about April 15, 1994. The Company's Annual Report for the year ended December 31, 1993, is being sent, concurrently herewith, to each Shareholder of record.

SOLICITATION OF PROXIES

     Proxies will be solicited by mail. Proxies may also be solicited by officers and regular employees of the Company personally or by telephone or telegraph, but such persons will not be specially compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to beneficial owners of Common Stock of the Company. The expense of preparing, assembling, printing, mailing and soliciting proxies will be borne by the Company.

ACTION TO BE TAKEN UNDER THE PROXIES

     When a proxy in the enclosed form is properly executed and timely returned, the shares represented thereby will be voted at the meeting in the manner specified therein.

     Election of Directors. Unless instructed otherwise in the space provided in the proxy form, all properly executed proxies received by the Company will be voted "FOR" the fixing of the number of Directors at eight (8) and the election of all the Directors and Director nominees set forth below under the heading "Election of Directors".

     Other Matters. The Company's management knows of no matter to be brought before the meeting other than those mentioned herein. If, however, any other matters properly come before the meeting, it is intended that the properly executed proxies delivered to the Company will be voted in accordance with the judgment of the person or persons voting such proxies. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be voted on that matter.

     Revocation of Proxies. Any Shareholder who properly executes and delivers a proxy may revoke it at any time prior to it being exercised. Any proxy given pursuant to this solicitation may be revoked by any Shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date to the Secretary of the Company.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING RIGHTS

     The only class of securities entitled to vote at the meeting is the Common Stock, $.10 par value per share, of the Company. The Board of Directors, pursuant to the By-laws of the Company, has fixed April 1, 1994, at the close of business, as the record date for the determination of Shareholders entitled to notice of and to vote at the meeting or at any adjournment or adjournments thereof. At April 1, 1994, there were 34,348,991 shares of Common Stock of the Company outstanding and entitled to be voted at the meeting.

     Each share of Common Stock is entitled to one vote at the meeting. A majority of the outstanding shares of Common Stock represented at the meeting, in person or by proxy, will constitute a quorum. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining if a quorum is present.

     Election of Directors. In connection with the election of Directors at a meeting at which a quorum is present, the persons receiving a plurality of the votes cast by the shares of Common Stock entitled to vote in the election will be elected as Directors. For such purposes, only shares that are voted (votes cast for directors and votes withheld) will be counted. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

     Other Matters. With respect to all other matters to be voted upon, if a quorum is present, a proposal will pass if the votes cast favoring the action exceed the votes cast opposing the action. Any shares not voted (whether by abstention and broker non-vote or otherwise) will have no impact on the vote because they will merely be treated as not having been voted. At this time the Company's management does not know of any other matters to be presented for action at the meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to the Company's Common Stock owned beneficially, as of January 24, 1994, by each Director, by each nominee for election as a Director, by each of the persons named in the Summary Compensation Table below, by all Executive Officers and Directors as a group and by each person known by the Company to be beneficial owner of more than 5% of the outstanding Common Stock of the Company:

                                              NUMBER OF SHARES OWNED     PERCENT OF
             NAME OF BENEFICIAL OWNER            BENEFICIALLY(1)       COMMON STOCK(1)
    ----------------------------------------------------------------   ---------------
    Delta Air Lines Holdings, Inc.(2).........        7,995,000              23.3%
    George F. Pickett, Jr.....................          621,286(3)(4)         1.8%
    John W. Beiser............................          483,340(4)(5)         1.4%
    Ronald V. Sapp............................           16,316(4)              *
    Tilden M. Shanahan........................           28,394(4)(6)           *
    Samuel J. Watts...........................           26,746                 *
    Julius P. Gwin............................              500                 *
    Russell H. Heil...........................               25                 *
    Jean A. Mori..............................              -0-                --
    Parker H. Petit...........................              -0-                --
    Alan M. Voorhees..........................          661,056(7)            1.9%
    Ralph W. Voorhees.........................           60,394(8)              *
    All Executive Officers and Directors as a
      group (9 persons).......................        1,842,917(3)(4)(5)      5.4%
                                                               (7)(8)

- ---------------

 *  Less than 1%

(1) Information with respect to beneficial ownership is based upon information furnished by each owner. All of the share data in the table and the data with respect to stock appreciation rights ("SARS") in the footnotes below has been adjusted for the 2-for-1 stock split that occurred on February 18, 1993. As of January 24, 1994, there were 34,339,772 shares of Common Stock outstanding.
(2) The address of this beneficial owner is Suite 1300, 1105 North Market Street, Wilmington, Delaware 19801.
(3) Includes 118,650 shares (less than 1%) held by the wife of George F. Pickett, Jr., with respect to which Mr. Pickett disclaims any beneficial ownership interest.
(4) Includes shares that the individual named on the table has the right to acquire, on or before March 25, 1994, through the exercise of SARs granted under the Company's 1990 Stock Appreciation Rights Plan (see "Executive Compensation -- Compensation Committee Report on Executive Compensation -- Stock Appreciation Rights" below) as follows: George F. Pickett,
     Jr. -- 32,491 shares; John W. Beiser -- 31,730 shares; Ronald V.
     Sapp -- 9,657 shares; Tilden M. Shanahan -- 8,229 shares; Samuel J.
     Watts -- 11,008 shares; and all Executive Officers and Directors as a group (9 persons) -- 73,878 shares (less than 1%). For purposes of calculating the number of shares that would be acquired if the individual named in the table exercised all of the SARs that could be exercised on or before March 25, 1994, the closing price per share for the Common Stock of $35.00 on January 24, 1994 is assumed to be the closing price on the exercise date of all such SARs, whether or not all such SARs were exercisable on that date.
(5) Includes 200,000 shares (less than 1%) held by the wife of John W. Beiser, with respect to which Mr. Beiser disclaims any beneficial ownership interest.
(6) Includes 800 shares (less than 1%) held by the wife of Tilden M. Shanahan, with respect to which Mr. Shanahan disclaims any beneficial ownership interest.
(7) Includes 636,056 shares, or 1.9% held by irrevocable trusts created for the benefit of the adult children of Alan M. Voorhees, with respect to which Mr. Alan Voorhees disclaims any beneficial ownership interest.
(8) Includes 30,500 shares (less than 1%) held by the wife of Ralph W. Voorhees, with respect to which Mr. Ralph Voorhees disclaims any beneficial ownership interest.

                             ELECTION OF DIRECTORS

     The entire Board of Directors of the Company will be elected for a term of one year and until their successors are elected and qualified. The Company's By-laws provide that there shall be not less than three (3), nor more than nine
(9) Directors and that the exact number may be fixed from time to time by the Shareholders. The Board of Directors recommends that the Shareholders fix the number of directors at eight (8) members for the ensuing year. It is the intention of the persons named in the accompanying proxy to vote for setting the number of Directors at eight (8) and for electing the nominees identified as a Director or Director nominee below. If for any reason any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the accompanying proxy to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named; provided, however, the proxies will not be voted for a greater or lesser number of nominees than eight (8), unless the Shareholders vote to set the number of Directors at a number other than eight
(8). All of the nominees are currently Directors except Jean A. Mori.

IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following information is furnished with respect to each Director, each nominee for election as a Director and for each Executive Officer of the
Company:

                                                                                   EXECUTIVE
              EXECUTIVE OFFICERS, DIRECTORS AND                       DIRECTOR      OFFICER
                    NOMINEES FOR DIRECTOR                     AGE      SINCE         SINCE
    --------------------------------------------------------------------------     ---------
    George F. Pickett, Jr................................      53       1979          1979
      Director and Executive Officer (Chairman of the
      Board and Chief Executive Officer)
    John W. Beiser.......................................      53       1982          1979
      Director and Executive Officer (President and
      Secretary)
    Ronald V. Sapp.......................................      49         --          1985
      Executive Officer (Vice President, Treasurer and
      Chief Financial Officer)
    Julius P. Gwin, Director.............................      55       1987            --
    Russell H. Heil, Director............................      51       1993            --
    Jean A. Mori, Director nominee.......................      57         --            --
    Parker H. Petit, Director............................      54       1982            --
    Alan M. Voorhees, Director...........................      71       1979            --
    Ralph W. Voorhees, Director..........................      67       1979            --

     Russell H. Heil and Julius P. Gwin have been designated as nominees to the Board of Directors of the Company by Delta Air Lines, Inc. ("DELTA") pursuant to the terms of a Stock Purchase Agreement dated May 28, 1986 (the "STOCK PURCHASE AGREEMENT"). Robert W. Coggin served on the Board of Directors as a designee of Delta during fiscal 1993 until May 20, 1993, at which time he resigned, at Delta's instruction. He was replaced by Russell H. Heil at last year's annual shareholders' meeting. Under the terms of the Stock Purchase Agreement, Delta will continue to have the right to nominate two Directors to the Company's Board of Directors so long as Delta continues to own (directly or indirectly) at least 10% of the outstanding Common Stock of the Company. As of April 1, 1994, Delta (through a wholly owned subsidiary) owned approximately 23.3% of the outstanding Common Stock of the Company. See "Voting Securities and Principal Holders Thereof -- Security Ownership of Management and Certain Beneficial Owners."

     John W. Beiser is the brother-in-law of Ralph W. Voorhees who is the brother of Alan M. Voorhees. There are no other family relationships among any of the Executive Officers, Directors and Director nominees listed above.

     George F. Pickett, Jr. was elected Chairman of the Board and Chief Executive Officer in February 1994. He had been President, Chief Executive Officer and a Director of the Company since its inception.

     John W. Beiser was elected President in February 1994. He had been Vice President and Secretary of the Company since its inception. In 1985, Mr. Beiser was designated Senior Vice President -- Sales and Services of the Company.

     Ronald V. Sapp has been Vice President -- Finance and Treasurer (Chief Financial Officer) of the Company since 1985. From 1983 to 1985, Mr. Sapp served as vice president -- finance and treasurer of Air Atlanta, Inc., a scheduled passenger airline. From 1979 to 1983, Mr. Sapp served as vice president and controller of Air California, Inc., a scheduled passenger airline.

     Julius P. Gwin is the Vice President -- Finance of Delta Air Lines, Inc. In such position, Mr. Gwin is responsible for all treasury, accounting, financial planning and cost control functions. Mr. Gwin has been employed by Delta since 1967.

     Russell H. Heil is the Senior Vice President -- Technical Operations for Delta Air Lines, Inc. In such position, Mr. Heil is responsible for maintenance, engineering, quality control, production scheduling and parts provisioning activities. Mr. Heil has been employed by Delta since 1966.

     Since it was founded in 1971, Jean A. Mori has been President of Mori Luggage & Gifts, Inc., a retail chain of 24 stores throughout the Southeast specializing in luggage, business cases, leather goods and gifts. Mr. Mori served as the President of the National Luggage Dealers Association from 1986 to 1988 and served on its Board of Directors since 1980.

     Parker H. Petit has been Chairman of the Board and Chief Executive Officer of Healthdyne, Inc., a diversified health care technology and services company, since he participated in its founding in 1970. Mr. Petit has also served as a director of Home Nutritional Services, Inc. since 1983.

     Alan M. Voorhees was Chairman of the Board of the Company from 1979 until February 1994. Mr. Voorhees is Chairman of the Board of Summitt Enterprises, Inc. of Virginia, an investment management firm organized by Mr. Voorhees in 1979. Mr. Voorhees has served as a director of Micros Systems, Inc., an electronic cash register manufacturer for the hospitality industry, since 1982.

     Ralph W. Voorhees has been Senior Vice President -- Investments with PaineWebber Incorporated, an investment banking firm, since 1973.

IDENTIFICATION OF OTHER SIGNIFICANT EMPLOYEES

     The following information is furnished with respect to other significant employees of the Company:

                                                                                EMPLOYEE
                      OTHER SIGNIFICANT EMPLOYEES                       AGE      SINCE
    ------------------------------------------------------------------------------------
    William H. Hinson..............................................      48       1987
      (Vice President)
    Tilden M. Shanahan.............................................      61       1985
      (Vice President)
    Samuel J. Watts................................................      46       1983
      (Vice President)

     William H. Hinson has served as Vice President -- Technical Services since 1992. Mr. Hinson served as Director of Maintenance from 1987 until 1992.

     Tilden M. Shanahan has been Vice President -- Flight Operations of the Company since 1985. From 1984 to 1985, Mr. Shanahan served as vice president of flight operations for Jet Express, Inc., a charter airline. From 1960 to 1984, Mr. Shanahan served as a pilot, check pilot and vice president of flying for Republic Airlines, Inc., a major airline.

     Samuel J. Watts has been employed by the Company in customer service positions since 1983. In 1985, Mr. Watts was elected Vice President -- Customer Services of the Company. In 1994, he was elected Vice President -- Sales and Customer Services. Mr. Watts was employed by Southeastern Airlines, a regional airline, from 1982 to 1983 as its vice president-marketing. From 1972 to 1982, Mr. Watts worked for Eastern Airlines, Inc., a major airline, in various line and staff positions. Mr. Watts' last position at Eastern was as manager of interline sales.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has two standing committees: an Audit Committee and a Compensation Committee. The Company does not have a separate nominating committee.

     The Audit Committee consists of Julius P. Gwin and Parker H. Petit. Ralph
W. Voorhees served as a member of the Audit Committee during fiscal 1993 until May 20, 1993, when he was appointed to the Compensation Committee. The Audit Committee met one time during the 1993 fiscal year. The Audit Committee is empowered to: (i) recommend the appointment or removal of the Company's independent auditors; (ii) review and recommend approval of the scope and results of the independent audit of the Company; (iii) review audit fees; and
(iv) review changes in accounting policies that have a significant effect on the Company's financial reports.

     The Compensation Committee consists of Alan M. Voorhees, Ralph W. Voorhees, and Russell H. Heil. Robert W. Coggin, Senior Vice President -- Marketing of Delta, served as a member of the Compensation Committee during fiscal 1993 until May 20, 1993 on which date he resigned, at Delta's instruction, and was replaced by Mr. Heil as a member of the Board of Directors and the Compensation Committee. The Compensation Committee met two times during the 1993 fiscal year. The Compensation Committee is empowered as described below under the caption "Executive Compensation -- Compensation Committee Report on Executive Compensation."

ADDITIONAL INFORMATION WITH RESPECT TO THE COMPENSATION COMMITTEE

     The members of the Compensation Committee during fiscal 1993 are identified in the immediately preceding paragraph. No member of the Compensation Committee was also an officer or employee of the Company during fiscal 1993. While Messrs. Ralph Voorhees, Coggin and Heil do not have an employment relationship with the Company, they do have certain other relationships with the Company.

     The Company leases reservations equipment and certain terminal facilities from Delta and Delta provides certain services to the Company, including reservations and ground handling services at certain stations. Expenses paid under these agreements during the 1993 fiscal year were approximately $4,174,000. In addition, at December 31, 1993, Delta owed the Company approximately $228,000 for traffic and other receivables generated in the ordinary course of the Company's business and the Company owed Delta approximately $2,092,000 for various services performed by Delta, as described above. Russell H. Heil, a Director of the Company and a member of its Compensation Committee, is the Senior Vice President -- Technical Operations for Delta. Julius P. Gwin, a Director of the Company, is the Vice
President -- Finance for Delta. Messrs. Heil and Gwin each serve on the Board as the designated nominees of Delta. Robert W. Coggin, Senior Vice
President -- Marketing of Delta, also served as a Director, as a designated nominee of Delta, and as a member of the Compensation Committee of the Company until May 20, 1993. See "Identification of Directors and Executive Officers" above.

     Mitchell Hutchins, a subsidiary of PaineWebber Incorporated, ("PAINEWEBBER") manages cash and short-term investments for ASA Investments, Inc., the Company's wholly owned subsidiary. Ralph W. Voorhees, a Director of the Company and a member of its Compensation Committee, is a Senior Vice President -- Investments of PaineWebber. Mitchell Hutchins' compensation for such services is based on the amount of assets invested on behalf of ASA Investments, Inc. With respect to services rendered during fiscal 1993, ASA incurred accrued fees payable to Mitchell Hutchins of approximately $104,000.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met four times during the Company's 1993 fiscal year. Each incumbent Director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors during the period he served as a Director, and (2) the total number of meetings held by all committees of the Board (i.e., the Audit Committee and the Compensation Committee) on which he served during the periods he served as a member thereof.

                             EXECUTIVE COMPENSATION

GENERAL

     In order to generally improve shareholders' understanding of all forms of compensation paid to senior executives, the criteria used to reach such compensation decisions, and any relationship between executive compensation and corporate performance, the Securities and Exchange Commission (the "SEC") adopted rules regarding the form and substance of the textural and tabular disclosure of executive compensation by publicly-held corporations to their shareholders. The Company hopes that the disclosure provides its shareholders with an understanding of the Company's executive compensation structure and insight into the policies that shaped it.

     The Compensation Committee of the Company's Board of Directors regularly reviews and approves decisions with respect to compensation of the Company's executive employees. The Board of Directors appointed three of its independent, non-employee members to serve on the Compensation Committee and empowered the committee to:

     - approve compensation levels and increases for: (a) each Executive Officer who also serves as a member of the Board of Directors, and (b) any officer or employee of the Company whose annual base salary is in excess of $90,000;

     - approve all incentive payments to Executive Officers and other employees in excess of $5,000, paid in cash or property in any calendar year; and

     - undertake administration, upon specific direction of the Board of Directors, of employee benefit plans.

     The full Board of Directors generally does not review the Compensation Committee's decisions relating to executive compensation, except in the event that such decisions require the adoption of documents relating to employee benefit plans or programs or the delegation to the Compensation Committee of administrative responsibilities with respect to such plans or programs. Decisions about grants or awards under the Company's stock-based employee benefit plans are made solely by the Compensation Committee where Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") requires that such grants or awards be made by a "disinterested" committee.

     The SEC's rules addressing disclosure of executive compensation in proxy statements generally, require the Compensation Committee to include in this Proxy Statement a report from the Compensation Committee addressing, with respect to the most recently completed fiscal year, (a) the Company's policies regarding executive compensation generally, (b) the factors and criteria considered in setting the compensation of the Company's Chief Executive Officer, George F. Pickett, Jr., and (c) any relationship between such compensation and the Company's performance.

     Accordingly, set forth below, for inclusion in this Proxy Statement, is the report submitted by Messrs. Alan M. Voorhees, Ralph W. Voorhees, and Russell H. Heil in their capacity as the Company's Compensation Committee:

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Executive Compensation Policies

     The Company's executive compensation policies, as endorsed by the Compensation Committee, have been designed to provide a balanced compensation program that will assist the Company in its efforts to attract, motivate and retain talented executive employees who the Compensation Committee and senior management believe are important to the Company's long-term financial performance. The Company seeks to accomplish this goal by providing a compensation program that, in the judgment of the Compensation Committee and senior management:

     - is competitive with compensation programs offered by the Company's primary competitors and by other comparably capitalized companies;

     - integrates certain compensation elements with individual contributions to the Company's accomplishment of certain corporate and operational goals; and

     - links certain compensation elements with an opportunity to own the Company's Common Stock so that its executive employees will have a personal interest in the enhancement of share performance and, as a result, have common interests with the Company's shareholders.

     The Compensation Committee believes that each of these factors is integrally important to the long-term financial performance of the Company. In designing and implementing the individual components of the Company's executive compensation program, the Company seeks a balance among these factors that will vary depending on the level of policy making and operational responsibility of the executive employee. The Compensation Committee and senior management annually review the structure of the Company's executive compensation program to ensure that these goals are being accomplished. The Compensation Committee periodically reevaluates whether the Company offers a competitive compensation program. This comparative analysis typically involves a review of compensation programs offered by the Company's primary competitors and by other comparably capitalized companies, to the extent such information is readily available to the Compensation Committee. The Compensation Committee often includes in such a review the compensation programs of comparably capitalized companies in the airline industry such as the companies included in the Media General Airline Index which is used as an index in the comparative analysis of ASA's cumulative shareholder return under the caption "Executive Compensation -- Five-Year Shareholder Return Comparison" below.

     The components of the Company's executive compensation program are comprised of salary, cash incentive bonus awards, and long-term incentive bonus arrangements in the form of SARs and deferred compensation plans. The current structure of the executive compensation program for the Company's senior executives, Messrs. Pickett and Beiser (the "SENIOR EXECUTIVE OFFICERS") and certain aspects of the compensation program for the other Executive Officers and key executive employees, was approved by the Compensation Committee and ratified by the Board of Directors in 1990. The Company's cash incentive bonus awards for the Senior Executive Officers and the SAR Plan are designed to link compensation to various performance factors. Accordingly, the Committee seeks to grant a material portion of the total compensation package for the Senior Executive Officers through performance driven incentives. The same basic approach is taken with respect to determining compensation levels for the other executive employees.

     On December 15, 1993, the Internal Revenue Service and Department of Treasury issued proposed regulations regarding compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE"), which disallows a public company's deduction for compensation in excess of $1 million for certain executive officers. The Compensation Committee has determined that, while the $1 million compensation deduction cap would be applicable to the Executive Officers listed in the Summary Compensation Table below, their compensation levels are substantially below the cap. Nevertheless, the Compensation Committee intends to take Section 162(m) of the Code into consideration when determining compensation levels and to consider appropriate steps to mitigate any adverse impact this limitation on the deductibility of executive compensation may have on executive compensation levels and on the Company.

     Salaries and Cash Incentive Bonus Awards

     The Compensation Committee establishes the salaries and bonus awards for the Senior Executive Officers and approves the salaries and bonus awards for the other key executive employees, which are presented to the Committee by the Senior Executive Officers. In both cases, salary and bonus award levels are established and adjusted annually based on factors such as: competitive trends, annual inflation rates, overall financial performance of the Company and individual performance of the executives. The Company's annual bonus awards to its Executive Officers and other key executive employees, some of which are reflected in the Summary Compensation Table below, are based on various subjective and objective performance criteria. The Compensation Committee has established no specific mechanism by which these specific subjective and objective factors are considered together for purposes of establishing salaries and bonus awards, but rather considers all of such factors in making a final determination of salary and bonus award levels.

     The Chief Executive Officer's Salary for Fiscal Year 1993. Using the criteria discussed above, at the beginning of fiscal 1993, the Compensation Committee set Mr. Pickett's salary at $240,420, an increase of six percent (6%) from fiscal 1992, and set his annual bonus award maximum at fifty percent (50%) of his base salary. Increases in Mr. Pickett's base salary have an impact on the amount of his annual bonus and the size of his award under the SAR Plan.

     Senior Executive Officer Bonus Awards. At the beginning of each fiscal year, the Compensation Committee establishes individual maximum cash bonus award levels for its Senior Executive Officers. These award levels are then evaluated after the end of the fiscal year to determine what percentage of the bonus award each Senior Executive Officer has earned based on the Company achieving certain performance criteria. The bonus award is tied to the Compensation Committee's subjective determination of the achievement by the Company of certain objectives that are established annually. The factors evaluated in fiscal 1993 included the Company maintaining or improving certain specific performance criteria, including cost control and customer service, and successfully implementing the expansion of the Dallas/Fort Worth hub. At the end of fiscal 1993, the Compensation Committee subjectively determined in view of the performance achieved that the Senior Executive Officers had earned their respective maximum bonus.

     Other Executive Officer and Key Executive Employee Salary and Bonus
Awards. After the end of each fiscal year the Compensation Committee, in consultation with the Senior Executive Officers, approves the amount of the cash bonus awards for the other Executive Officers and key executive employees for the fiscal year just ended. While the criteria for such bonus awards are not always as specific as those for the Senior Executive Officers, the same basic analysis is applied by the Senior Executive Officers in determining the amount of the awards for the other Executive Officers and key executive employees that are recommended to the Compensation Committee for approval.

     Long Term Incentive Plans -- Stock Appreciation Rights

     The Company's 1990 Stock Appreciation Rights Plan (the "SAR PLAN") provides the Company's Executive Officers and certain other key executive employees with the opportunity to benefit from enhanced share performance. The SAR Plan was approved by the Compensation Committee, adopted by the Board of Directors and ratified by the shareholders of the Company during fiscal 1990.

     The SAR Plan is administered by the Compensation Committee, which, in accordance with the SAR Plan, has the authority to determine the persons who, in their judgment, are key executive employees of the Company and are entitled to receive SARs, the number of SARs to be granted to each, the grant price of each SAR unit, the term within which the SARs may be exercised, and what portion of the value of the SARs will be paid in Common Stock and what portion will be paid in cash.

     The grant price of the SARs is set by the Compensation Committee at the closing price of the Common Stock on the NASDAQ National Market System (the "MARKET VALUE") at the close of business on the last trading date prior to the grant date.

     The SAR Plan provides for the issuance of up to 900,000 shares of the Company's Common Stock in connection with the exercise of SARs. As of April 1, 1994, 435,315 shares of Common Stock have been issued under the SAR Plan and 617,300 SARs are outstanding under the SAR Plan. Assuming that the outstanding SARs were exercised on April 1, 1994, 76,776 additional shares of Common Stock would be issued and 387,909 shares of Common Stock would be available for subsequent issuance under the SAR Plan.

     The long term incentive compensation sought to be awarded by the grant of SARs is tied directly to the market performance of the Company's Common Stock. The SAR award is determined by the grant of a certain number of SARs which, if the Company's Common Stock actually appreciates in accordance with a current market indicator, would result upon exercise of the SARs one year from the day of grant in compensation approximately equal to a certain percentage of the executive employee's base salary (50% for Senior Executive Officers and 35% for other executive employees).

     The value of each SAR award at the time of exercise is equal to (a) the market value of one share of Common Stock at the close of business on the last trading date prior to the date of exercise, less (b) the grant price of the SAR. To accomplish the Compensation Committee's intent to tie SAR participant's awards to long term share performance, the SARs granted to date provide that upon the exercise of SARs, the participant will receive 60% of the value of the SARs in Common Stock and the balance in cash.

     The SARs granted by the Compensation Committee to date are all exercisable
(a) generally, during the period beginning six months after the date of grant and ending five years after the date of grant (the longest possible term), (b) in the event of the termination of the participant's employment (other than upon death), for a period ending four months from his or her termination date or upon the earlier termination of the five year term of the SARs, or (c) in the event of the employee's death, for a period ending one year from the date of his or her death or upon the earlier termination of the five year term of the SARs. The SARs will be automatically exercised on the expiration date, if not previously exercised or terminated in the event of the employee's death or termination of employment. The SARs granted to date also can be exercised only during the "window period" beginning on the third business day after the Company's release of its quarterly and annual earnings and ending on the twelfth business day after the earnings release.

     The Company receives no cash consideration upon the grant or exercise of any SARs. SARs are not transferable by the holder, other than by will or by the applicable laws of descent and distribution.

     Deferred Compensation Plans

     In order to provide compensation plans pursuant to which its Executive Officers, certain key executive employees and other employees may defer income for savings and retirement purposes, the Company has established a Thrift Plan (the "THRIFT PLAN") and an Executive Deferred Compensation Plan (the "EXECUTIVE DEFERRED COMPENSATION PLAN").

     Thrift Plan. The Company's Thrift Plan, adopted in 1984, is intended to qualify under Code Section 401(k). Any employee who has completed one year of employment with the Company is generally eligible to participate in the Thrift Plan. The Company's executive officers are permitted to participate in the Thrift Plan on the same basic terms as non-executive employees, subject to certain legal limitations on contributions or benefits to highly compensated employees.

     Employees participating in the Thrift Plan may contribute one percent (1%) or more (in increments of 1%) of their compensation by way of salary reductions not to exceed a maximum amount that varies annually in accordance with the Code ($8,994 in 1993 and $9,240 in 1994). The Company expects to contribute annually, from its earnings, matching contributions of $.20 to $.50 (depending on the number of years of his or her participation) to the participant's account for every $1.00 of salary reduction by that participant, provided that the Company will not make any matching contribution for salary reductions in excess of six percent (6%) of a participant's compensation. Contributions to the accounts of the persons listed in the Summary Compensation Table below are included in the column headed "All Other Compensation." Participants' interests in the matching contributions allocated to their accounts vest over a period of seven years (excluding years prior to 1984).

     The Company has made available to Thrift Plan participants the ability to invest the participants' accounts in the Company Common Stock fund of the Thrift Plan, thus giving them an opportunity to benefit from any enhancement in the performance of the Company's Common Stock.

     A participant's account is normally distributed when he or she retires, dies or becomes disabled or otherwise terminates employment with the Company. Benefits will be paid, at the participant's election, in a lump sum or in not more than 10 installments. Distributions may be made, at the participant's request, in Common Stock to the extent that his or her account was invested in the Company's Common Stock fund. A participant may also withdraw his or her salary reductions in the event of a hardship (as defined in the Thrift Plan).

     Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan, adopted in 1990, is a non-qualified plan that is intended to provide supplemental retirement income for certain key executive employees of the Company selected by the Compensation Committee. The Executive Deferred Compensation Plan provides tax deferred contributions by the Company that exceed the contribution levels permitted under the Thrift Plan due to limits established in accordance with the Code with respect to highly compensated employees. The Executive Deferred Compensation Plan is intended to be an unfunded deferred compensation plan so that benefits thereunder will be tax deferred. As a result, amounts deferred thereunder represent unsecured liabilities of the Company subject to the claims of the Company's creditors.

     Under the Executive Deferred Compensation Plan, each year there is allocated to each participant's account a specified percentage of his or her base salary for the year (15% for the Senior Executive Officers or 10% for other key executive employee participants). Contributions to the accounts of the persons listed in the Summary Compensation Table below are included in the column headed "All Other Compensation."

     The amount of a participant's benefit from the Executive Deferred Compensation Plan will be equal to the participant's vested interest in the accrued benefit percentage of the contributions allocated to his or her account plus any earnings on the balance. A participant's vested interest accrues twenty-five percent (25%) after the expiration of five years' participation, five percent (5%) per year for years six through ten, and ten percent (10%) per year for years eleven through fifteen. A participant's accrued benefit percentage is equal to his or her years of service divided by the number of years of service he or she would have had at normal retirement age under the Executive Deferred Compensation Plan (the later of age 65 or the completion of 15 years of service). The accrued benefit percentage becomes 100% if the participant dies, becomes disabled or if the participant's employment is terminated after a change in control. Certain participants, designated by the Compensation Committee, will always have a 100% accrued benefit percentage.

     If a participant otherwise terminates his or her employment, he or she will not receive benefits under the Plan until the participant reaches age 55. Benefits will be paid in a lump sum if less than $10,000 or, at the participant's election, in the form of an annuity or in installments over not less than 20 years. A participant's benefits are normally distributed as a result of retirement, death, disability, a change in control or other termination of employment.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS:

     Alan M. Voorhees          Ralph W. Voorhees          Russell H. Heil

EXECUTIVE COMPENSATION SUMMARY

     The following table summarizes the compensation paid by the Company to (a) the Company's Chief Executive Officer and (b) to all of the Company's Executive Officers (other than the CEO) whose total annual salary and bonus for the 1993 fiscal year equaled or exceeded $100,000 and who were serving as Executive Officers during or at the end of the 1993 fiscal year. The table reflects all compensation received by each such Executive Officer for services rendered in all capacities to the Company and its subsidiary that was paid or accrued during the Company's 1993, 1992 and 1991 fiscal years (except for data included under the column headed "All Other Compensation" for which, in accordance with the SEC's executive compensation disclosure rules, only the data for fiscal 1993 and 1992 must be disclosed).

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                    ------------
                                                                       AWARDS
                                                                    ------------
                                             ANNUAL COMPENSATION     SECURITIES
                                             --------------------    UNDERLYING      ALL OTHER
 NAME AND PRINCIPAL POSITION   FISCAL YEAR   SALARY($)   BONUS($)    SARS(#)(1)   COMPENSATION($)
- -----------------------------  -----------   ---------   --------   ------------  ---------------
George F. Pickett, Jr.             1993      $240,420   $120,210       136,600        $40,560(2)
  Chairman of the Board            1992       226,800    113,400       152,400         38,384
  and Chief Executive Officer      1991       210,000    105,000       196,000
John W. Beiser                     1993       234,720    117,360       133,400         39,705(3)
  President and Secretary          1992       221,400    110,700       148,600         37,574
                                   1991       205,000    102,500       191,400
Ronald V. Sapp                     1993       102,300     32,000        40,600         14,727(4)
  Vice President -- Finance        1992        97,428     30,000        45,800         13,234
  and Treasurer                    1991        91,908     30,000        60,000
Tilden M. Shanahan                 1993(5)     87,120     27,000        34,600         13,209(6)
  Vice President -- Flight         1992        82,956     20,000        39,000         10,914
  Operations                       1991        78,276     20,000        51,200
Samuel J. Watts                    1993(5)     83,720     27,000        33,400         12,873(7)
  Vice President -- Sales          1992        79,788     20,000        37,600          9,692
  and Customer Service             1991        75,288     20,000        49,200

- ---------------

(1) All of the data in this column has been adjusted for the 2-for-1 stock split that occurred on February 18, 1993.
(2) Comprised of $36,063 of contributions by the Company to its Executive Deferred Compensation Plan and $4,497 of contributions by the Company to its Thrift Plan.
(3) Comprised of $35,208 of contributions by the Company to its Executive Deferred Compensation Plan and $4,497 of contributions by the Company to its Thrift Plan.
(4) Comprised of $10,230 of contributions by the Company to its Executive Deferred Compensation Plan and $4,497 of contributions by the Company to its Thrift Plan.
(5) At the annual meeting of the Company's Board of Directors in 1993, the Board determined that Messrs. Shanahan and Watts inappropriately had been designated as Executive Officers of the Company and did not designate them as such beginning in May 1993. Accordingly, while Messrs. Shanahan's and Watts' compensation is disclosed in this table because they were designated as Executive Officers until May 1993, they have never been an "executive officer" within the meaning of the SEC's executive compensation disclosure rules other than as a result of the Board of Directors' designation.
(6) Comprised of $8,712 of contributions by the Company to its Executive Deferred Compensation Plan and $4,497 of contributions by the Company to its Thrift Plan.
(7) Comprised of $8,376 of contributions by the Company to its Executive Deferred Compensation Plan and $4,497 of contributions by the Company to its Thrift Plan.

     The following table sets forth with respect to each of the Executive Officers named in the Summary Compensation Table above (a) the number of shares of Company Common Stock and any other securities underlying all individual grants of SARs made by the Company and its subsidiary during the 1993 fiscal year, (b) the ratio that the number of SARs granted to each individual bears to the total number of SARs granted to all employees of the Company during the 1993 fiscal year, (c) the per-share base price of such SARs (being equal to the market price on the grant date), (d) the expiration date of such SARs, and (e) the estimated potential realizable value of each grant of SARs assuming that each SAR is exercised on its expiration date and that the market price per share of the underlying Company Common Stock appreciates in value from the base price on the date of the grant to the expiration date of the SAR at assumed annualized rates of appreciation (compounded annually over the term) of five percent (5%) and ten percent (10%), respectively. No grants of stock options, separately or in tandem with SARs, were made by the Company in fiscal 1993.

                       SAR GRANTS IN THE 1993 FISCAL YEAR


                                                                                                  POTENTIAL REALIZED
                                                                                                VALUE AT ASSUMED ANNUAL
                                                                                                 RATES OF STOCK PRICE
                                                                                                 APPRECIATION FOR SAR
                                                     INDIVIDUAL GRANTS                                  TERM(1)
                                -----------------------------------------------------------     -----------------------
                                 NUMBER OF        % OF TOTAL
                                 SECURITIES          SARS
                                 UNDERLYING       GRANTED TO                                      FIVE          TEN
                                SARS GRANTED     EMPLOYEES IN     BASE PRICE     EXPIRATION     PERCENT       PERCENT
             NAME                (#)(2)(3)       FISCAL YEAR      ($/SH)(3)         DATE        (5%)($)       (10%)($)
- ------------------------------  ------------     ------------     ----------     ----------     --------     ----------
George F. Pickett, Jr.
  Chairman of the Board and
  Chief Executive Officer          136,600           31.2%         $ 21.125        1/22/98      $797,259(4)  $1,761,733(4)
John W. Beiser
  President and Secretary          133,400           30.5%           21.125        1/22/98       778,582(5)   1,720,463(5)
Ronald V. Sapp
  Vice President -- Finance
  and Treasurer                     40,600            9.3%           21.125        1/22/98       236,960(6)     523,619(6)
Tilden M. Shanahan
  Vice President -- Flight
  Operations                        34,600            7.9%           21.125        1/22/98       201,941(7)     446,237(7)
Samuel J. Watts
  Vice President -- Sales
  and Customer Service              33,400            7.6%           21.125        1/22/98       194,937(8)     430,761(8)

- ---------------

(1) The potential realizable value equals the assumed appreciated market price per share less the $21.125 per share base price which is then multiplied by the number of shares of the Company's Common Stock underlying the SAR. The 5% and 10% assumed rates of appreciation are specified by Securities and Exchange Commission regulations which illustrate that the potential realized value of the SARs granted is entirely dependent on appreciation in the market price of the Company's Common Stock. If the per share price does not increase, the Executive Officer will realize no gain because the grant price is based on the then current market price. The 5% and 10% rates are included for illustration only but not as a prediction of market appreciation. The actual value realized will depend on the actual market price on the exercise date of each SAR.
(2) The data in this column reflects the number of SAR units, each of which is valued based on the appreciation of a single share of the Company's Common Stock; however the number reported bears no relationship to the number of shares of Common Stock that the executive will receive upon exercise of the SARs, which cannot be calculated until the exercise date. All of the reported SARs were granted on January 22, 1993. All of the SARs are exercisable during the period from July 22, 1993 through January 22, 1998 and may be exercised only during a "window period" beginning on the third business day after the Company's release of its quarterly and annual earnings and ending on the twelfth business day after the earnings release. The value of each SAR unit at the time of exercise is equal to the market value of one (1) share of Common Stock at the close of business on the last trading date prior to the date of exercise, less the base price of the SAR unit. Upon the exercise of a SAR unit, the named individual will receive 60% of the value in Common Stock (no fractional shares) and 40% in cash.
(3) All of the data in this column has been adjusted for the 2-for-1 stock split that occurred on February 18, 1993.
(4) Five percent (5%) appreciation (compounded annually) to approximately $26.96 would result in an award of approximately 17,742 shares of Common Stock and approximately $318,909 cash; and ten percent (10%) appreciation (compounded annually) to approximately $34.02 would result in an award of approximately 31,069 shares of Common Stock and approximately $704,703 cash.
(5) Five percent (5%) appreciation (compounded annually) to approximately $26.96 would result in an award of approximately 17,326 shares of Common Stock and approximately $311,448 cash; and ten percent (10%) appreciation (compounded annually) to approximately $34.02 would result in an award of approximately 30,341 shares of Common Stock and approximately $688,201 cash.
(6) Five percent (5%) appreciation (compounded annually) to approximately $26.96 would result in an award of approximately 5,273 shares of Common Stock and approximately $94,792 cash; and ten percent (10%) appreciation (compounded annually) to approximately $34.02 would result in an award of approximately 9,234 shares of Common Stock and approximately $209,460 cash.
(7) Five percent (5%) appreciation (compounded annually) to approximately $26.96 would result in an award of approximately 4,493 shares of Common Stock and approximately $80,803 cash; and ten percent (10%) appreciation (compounded annually) to approximately $34.02 would result in an award of approximately 7,869 shares of Common Stock and approximately $178,518 cash.
(8) Five percent (5%) appreciation (compounded annually) to approximately $26.96 would result in an award of approximately 4,338 shares of Common Stock and approximately $77,979 cash; and ten percent (10%) appreciation (compounded annually) to approximately $34.02 would result in an award of approximately 7,596 shares of Common Stock and approximately $172,329 cash.

     The following table sets forth with respect to each of the Executive Officers named in the Summary Compensation Table above (a) the number of shares received upon the exercise of any SARs during the 1993 fiscal year, (b) the aggregate dollar value realized upon the exercise of any SARs, (c) the total number of shares of the Company's Common Stock and any other securities underlying all outstanding, unexercised SARs held at the end of the 1993 fiscal year, separately identifying the exercisable and unexercisable SARs and (d) the aggregate dollar value of all such unexercised SARs that are in-the-money (i.e., when the fair market value of the underlying Company Common Stock exceeds the base price of any SARs) separately identifying the exercisable and unexercisable options and SARs. There were no options of the Company issued or outstanding during fiscal 1993.

                        AGGREGATED SAR EXERCISES IN THE
                1993 FISCAL YEAR AND FISCAL YEAR-END SAR VALUES

                                                                           NUMBER OF
                                                                          SECURITIES          VALUE OF
                                                                          UNDERLYING        UNEXERCISED
                                                                          UNEXERCISED     IN-THE-MONEY(1)
                                                                          SARS AT FY-         SARS AT
                                                                            END(#)           FY-END($)
                                  NUMBER OF SECURITIES                   -------------    ----------------
                                    UNDERLYING SARS         VALUE        EXERCISABLE/       EXERCISABLE/
                                      EXERCISED(#)       REALIZED($)     UNEXERCISABLE     UNEXERCISABLE
              NAME                       (2)(3)              (4)            (2)(3)             (2)(5)
- --------------------------------  --------------------   -----------     -------------    ----------------
George F. Pickett, Jr.
  Chairman of the Board and
  Chief Executive Officer                152,400         $2,921,350 (6)  136,600(7)/--    $1,792,875(8)/--
John W. Beiser
  President and Secretary                148,600          2,852,025 (9)  133,400(7)/--    1,750,875(10)/--
Ronald V. Sapp
  Vice President -- Finance
  and Treasurer                           45,800            440,825 (11)  40,600(7)/--      532,875(12)/--
Tilden M. Shanahan
  Vice President -- Flight
  Operations                              39,000            375,375 (13)  34,600(7)/--      454,125(14)/--
Samuel J. Watts
  Vice President -- Sales
  and Customer Service                    51,600          1,140,150 (15) 43,400(16)/--      609,625(17)/--

- ---------------

 (1) The fair market value of the Company's Common Stock at the close of business on December 31, 1993 was $34.25 per share based on the closing price per share on the NASDAQ National Market System.
 (2) All per share data, number of shares and number of SARs have been adjusted for the 2-for-1 stock split that occurred on February 18, 1993.
 (3) The data reflected in this column indicates the number of shares of Common Stock underlying the SARs. The value of such shares is used to determine the overall value of the SARs on the exercise date.
 (4) The data reflected in this column indicates the number of shares of Common Stock acquired upon the exercise of the SARs (60% of the SARs' value) plus the amount of cash received upon the exercise of the SARs (40% of the SARs' value). The footnotes in this column provide a breakdown of the number of shares of Common Stock and the amount of cash received upon exercise of the SARs. The base price for all of the SARs reported in this column was $17.125, except for Samuel J. Watts' SARs, as indicated in footnote (15).
 (5) The data reflected in this column indicates (a) the value of the SARs held at fiscal year end, which is calculated by multiplying (i) the number of SAR units by (ii) the amount of appreciation in the market price of the Common Stock as of the end of the last trading day of the fiscal year (as compared to the SAR base price), and (b) in a footnote, the number of shares and the amount of cash that would have been received upon exercise if the SARs had been exercised at fiscal year end.

 (6) Comprised of 48,208 shares of Common Stock (24,345 shares at $34.75 per share and 23,863 shares at $38.00 per share) and approximately $1,168,567 cash.
 (7) These SARs are exercisable during the period from July 22, 1993 through January 22, 1998 and have a base price of $21.125, except for Samuel J. Watts' SARs, as indicated in footnote (16).
 (8) Comprised of 31,408 shares of Common Stock and approximately $717,151 cash.
 (9) Comprised of 47,022 shares of Common Stock (three exercises: 15,000 shares at $34.25 per share, 7,764 shares at $35.50 per share and 24,258 shares at $38.00 per share) and approximately $1,140,849 cash.
(10) Comprised of 30,672 shares of Common Stock and approximately $700,359 cash.
(11) Comprised of 9,887 shares of Common Stock (at $26.75 per share) and approximately $176,348 cash.
(12) Comprised of 9,335 shares of Common Stock and approximately $213,151 cash.
(13) Comprised of 8,419 shares of Common Stock (at $26.75 per share) and approximately $150,167 cash.
(14) Comprised of 7,955 shares of Common Stock and approximately $181,666 cash.
(15) Comprised of two exercises: (a) SARs with a base price of $11.25 -- 9,738 shares of Common Stock and approximately $225,605 cash and (b) SARs with a base price of $17.125 -- 9,097 shares of Common Stock and approximately $230,464 cash.
(16) Of these SARs, 10,000 have a base price of $17.125 and are exercisable during the period from July 29, 1992 through January 29, 1997 and 33,400 have a base price of $21.125 and are exercisable during the period from July 22, 1993 through January 22, 1998.
(17) Comprised of SARs with two different grant prices: (a) 3,000 shares of Common Stock (10,000 SARs with a base price of $17.125 and exercise price of $34.25 per share) and approximately $68,500 cash; and (b) 7,679 shares of Common Stock (33,400 SARs with a base price of $21.125 and exercise price of $34.25 per share) and approximately $175,369 cash.

COMPENSATION OF NON-MANAGEMENT DIRECTORS

     Effective, January 1, 1994 the compensation for each member of the Company's Board of Directors who is not also an officer or employee of the Company and its subsidiary has been set at $2,500 per quarter plus $1,000 for each meeting of the Board of Directors and $500 for each meeting of Committees that are attended. Previously, these amounts were $1,000 per quarter and $1,000 per day for Board meetings and Committee meetings. All members of the Board of Directors are reimbursed for their expenses associated with attendance at formal Board meetings. During fiscal 1993, as Chairman of the Board, Alan M. Voorhees also received additional compensation of $24,000 per year.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In 1990, the Company entered into Founding Officer Agreements with Messrs. Pickett and Beiser pursuant to which severance compensation will be paid to each officer if his employment terminates within two (2) years after a "change in control." A "change in control" will be deemed to have occurred (a) if any single entity or group, other than Delta Air Lines, Inc. or a subsidiary thereof, acquires more than twenty-five percent (25%) of the Company's voting stock; (b) if Delta Air Lines, Inc. or a subsidiary thereof owns more than fifty percent (50%) of the Company's voting stock; (c) if the Company's Board of Directors approves any tender offer for the Company's voting stock; or (d) upon a change in a majority of the members of the Company's Board of Directors who were directors as of March 12, 1990 (or the successors of any such directors who resigned from the Board or declined to be nominated to the Board). The severance compensation will generally equal two (2) times the officer's accrued compensation for the preceding twelve (12) months.

     The Company had previously entered into an agreement with Messrs. Pickett and Beiser pursuant to which, upon the death of any such officer, his estate would have been able to elect to have the Company purchase Common Stock owned by him at his death at a price per share equal to the closing price for the Common Stock as quoted on the National Market List of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the day immediately preceding such officer's death. These agreements were terminated during fiscal 1993. The Company maintained at least $1,000,000 of insurance on the life of each of these officers to fund the purchase of his shares.

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     Set forth below is a line-graph presentation comparing on an indexed basis for the five-year period (the "MEASUREMENT PERIOD") beginning at the market close on the last trading day before the beginning of the Company's fifth preceding fiscal year (i.e. fiscal 1988) through and including the end of the Company's last completed fiscal year (i.e. December 31, 1993):

          (a) the yearly percentage change in the Company's cumulative shareholder return on the Company's Common Stock, which was measured by dividing (i) the sum of (A) the cumulative amount of dividends during the five-year period (assuming daily dividend reinvestment) and (B) the difference between the share price of the Company's Common Stock at December 31, 1993 and at the beginning of the Measurement Period, by (ii) the share price at the beginning of the measurement period, with

          (b) the cumulative total return (assuming daily dividend reinvestment) of the NASDAQ Stock Market Index, and with

          (c) the cumulative total return (assuming daily dividend reinvestment) of the Media General Airline Index, an established market index which is comprised of the following companies (the returns for which have been market weighted annually, at the beginning of the year, within the group to produce returns for the group) Airlease, Ltd., Airtran, Corp., Alaska Air Group, American West Airlines, AMR Corp., Atlantic Southeast Airlines, British Airways, Comair Holdings, Delta Air Lines, HAL, Inc., Japan Airlines, KLM Royal Dutch, Mesa Airlines, PS Group, SkyWest, Southwest Airlines, UAL Corp., USAir, and WorldCorp (the "PEER GROUP"):

                       ATLANTIC SOUTHEAST AIRLINES, INC.
                        COMPARATIVE RETURN TO INVESTORS

                                   ATLANTIC       MEDIA GEN-
      MEASUREMENT PERIOD*          SOUTHEAST     ERAL AIRLINE    NASDAQ STOCK
    (FISCAL YEAR COVERED)          AIRLINES          INDEX       MARKET INDEX
1988                                 $  100.00         $100.00         $100.00
1989                                    195.85          124.36          112.89
1990                                    207.82           89.04           91.57
1991                                    520.58          102.21          117.56
1992                                    811.84           77.63          118.71
1993                                   1282.77           95.43          142.40

                                   ATLANTIC       MEDIA GEN-
      RETURN                       SOUTHEAST     ERAL AIRLINE    NASDAQ STOCK
                                   AIRLINES          INDEX       MARKET INDEX
1988                                    N/A                N/A            N/A
1989                                  95.85%             24.36%         12.89%
1990                                   6.11%            (28.40%)       (18.89%)
1991                                 150.50%             14.79%         28.38%
1992                                  55.95%            (24.05%)         0.98%
1993                                  58.01%             22.93%         19.96%

     * Assumes $100 invested in the common stock of Atlantic Southeast Airlines, Inc. on December 30, 1988, the last trading day of 1988. Pursuant to amended SEC rules, the methodology for determining the market weighting of returns was changed by moving the measurement point from the end of the fiscal year to the beginning of the fiscal year. However, the Company made no change in the composition of the Peer Group.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has entered into certain transactions with companies that have business relationships with certain of its Directors, which relationships and transactions are described above under the caption "Election of Directors -- Additional Information with Respect to the Compensation Committee" above.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young as the Company's independent auditors for the ensuing fiscal year. Ernst & Young has served as the Company's independent auditors since 1984. Representatives of Ernst & Young are expected to be present at the Annual Meeting of the Shareholders with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                 OTHER MATTERS

SHAREHOLDERS' PROPOSALS FOR ANNUAL MEETING TO BE HELD IN 1995

     The Company plans to hold its 1995 Annual Meeting of the Shareholders during the month of May. Any proposal of a Shareholder intended to be presented at said Annual Meeting of the Shareholders must be received by the Secretary of the Company for inclusion in the proxy statement and form of proxy for that meeting no later than December 15, 1994. Such proposals must meet the requirements of the regulations promulgated by the SEC to be eligible for inclusion in the Company's 1995 proxy materials.

ACTION ON OTHER MATTERS AT THE ANNUAL MEETING

     At this time, the Company does not know of any other matters to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this proxy statement. If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

REPORTS OF CHANGES IN BENEFICIAL OWNERSHIP

     The Company is required to identify any beneficial owner of more than 10% of the Company's Common Stock and any Director or Executive Officer who failed to file on a timely basis with the SEC any report on Form 3 (relating to beneficial ownership of Common Stock) or on Forms 4 or 5 (relating to changes in beneficial ownership of Common Stock). Based solely on a review of material furnished to the Company by such Directors, Executive Officers and more than 10% beneficial owners who are required to file reports on Forms 3, 4 and 5 with the SEC, no Director, Executive Officer or more than 10% beneficial owner was late filing reports on Form 3, 4 or 5.

     SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED, WITH RESPECT TO THE MATTERS IDENTIFIED THEREON, IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          JOHN W. BEISER
                                          Secretary

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 25, 1994
                       ATLANTIC SOUTHEAST AIRLINES, INC.

    The undersigned hereby appoints John W. Beiser and George F. Pickett, Jr., or either of them, as Proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Atlantic Southeast Airlines, Inc. held of record on April 1, 1994, at the Annual Meeting of the Shareholders to be held on Wednesday, May 25, 1994, at 11:00 A.M. at the offices of The Robinson-Humphrey Company, Inc., Atlanta Financial Center, 3333 Peachtree Road, N.E., Atlanta, Georgia, or any adjournment thereof.

    1. ELECTION OF EIGHT DIRECTORS

(INSTRUCTION: TO FIX THE NUMBER OF DIRECTORS AT A NUMBER LESS THAN EIGHT, OR TO
              WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW).

  / /   FOR all nominees listed below                         / / WITHHOLD AUTHORITY
       (except as marked to the contrary below)                   for all nominees listed below

John W. Beiser, Julius P. Gwin, Russell H. Heil, Jean A. Mori, Parker H. Petit,
          George F. Pickett, Jr., Alan M. Voorhees, Ralph W. Voorhees

    2. In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting or adjournment thereof.

THIS PROXY, DULY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR FIXING THE NUMBER OF DIRECTORS AT EIGHT AND FOR THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1.

    The undersigned hereby acknowledges receipt of the Proxy Statement and Notice of Annual Meeting to be held May 25, 1994.
                                                   Dated:_________________, 1994
                                                   _______________________(Seal)
                                                   _______________________(Seal)

                                                   (Please sign exactly as your
                                                   name appears hereon. If
                                                   shares are registered in more
                                                   than one name, each holder
                                                   should sign. When signing as
                                                   an attorney, administrator,
                                                   executor, guardian,
                                                   conservator, receiver or
                                                   trustee, please add your
                                                   title as such. If executed by
                                                   a corporation, the proxy
                                                   should be signed by a duly
                                                   authorized officer or agent.)

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
                                                       I PLAN TO ATTEND______